Exhibit 99.1

Matthew Posard Joins Trovagene’s Executive Management Team as Chief Commercial Officer

Industry leader with strong track record for commercializing disruptive life science and diagnostic technologies, and leveraging innovative applications of next-generation sequencing

San Diego, CA — March 18, 2015 — Trovagene, Inc., (NASDAQ:  TROV) a developer of cell-free molecular diagnostics, announced today that Matthew L. Posard has joined the Company as executive vice president & chief commercial officer. Mr. Posard has more than 20 years of experience identifying, directing and successfully commercializing innovative technologies in the molecular diagnostic and life science fields. Most recently, he led the new and emerging market opportunities business at Illumina, Inc. (NASDAQ: ILMN).

“Cancer detection and monitoring remains a significantly underserved clinical need within the healthcare delivery system, and the ability to use gene sequencing to manage cancer at its root cause is among the next great frontiers in medical care,” said Posard. “Trovagene’s Precision Cancer MonitoringSM platform has the ability to transform care by improving patient outcomes and enabling more efficient use of resources to treat cancer. Study results backing the Company’s cancer monitoring platform are compelling thus far, and I am looking forward to bringing the clinical utility of our novel assays to the medical community and to patients.”

“Commercialization of our PCMSM platform will begin to gain traction this year, and we must have the leadership bench across the organization to establish our proprietary cell-free DNA monitoring technology as part of a new standard of cancer care,” said Antonius Schuh, PhD, chief executive officer of Trovagene. “We welcome Matt to the Trovagene team, where his experience driving groundbreaking products in the life science and molecular diagnostic industry will be instrumental in positioning us as a leader in the liquid biopsy space.”

Prior to joining Trovagene, Posard served on Illumina’s executive team for 9 years, most recently as senior vice president & general manager of Illumina’s new and emerging market opportunities business. As one of the top executives at Illumina, he was responsible for identifying, catalyzing, and developing new markets and solutions for the company. Posard also held leadership positions including general manager of the company’s translational and consumer genomics business, and vice president of global marketing. He also oversaw the global sales division for five years, during which time Illumina achieved its first $1 billion in revenue. Previously, Posard held leadership roles in sales and marketing at Biosite Inc., where

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

he was instrumental in the successful introduction of the company’s BNP congestive heart failure biomarker and its BNP co-marketing collaboration with Beckman Coulter.  Additionally, Posard held various positions in strategic and product marketing at Gen-Probe, Inc., helping the company attain leading market positions in DNA probe-based infectious disease diagnostics, and aiding its introduction into blood banking.  He serves on the board of directors of both Halozyme Therapeutics, Inc. (NASDAQ: HALO) and Genomic Healthcare Innovations, Inc., and holds a bachelor’s degree in quantitative economics and decision science from the University of California, San Diego.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine.  The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s Precision Cancer MonitoringSM platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

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